Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 6, 2025, with respect to the combined carve-out financial statements of Unilever PLC’s Ice Cream business in certain jurisdictions (“the Ice Cream Business”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

London, United Kingdom

2 April 2026